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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

         STORAGE TECHNOLOGY CORPORATION, a Delaware corporation, whose registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, certifies pursuant to Section 242 of the Delaware General Corporation Law that:

         1. By action taken at a meeting on March 29, 1989, in accordance with and pursuant to Section 141(f) of the Delaware General Corporation Law, the Board of Directors of Storage Technology Corporation, adopted the following resolutions:

         RESOLVED, that the Corporation's Articles of Incorporation be amended to provide for a one-for-ten reverse split of the Corporation's Common Stock.

         FURTHER RESOLVED, that the Corporation's Articles of Incorporation be further amended to provide for a total of 50 million authorized shares of Common Stock, $.10 par value.

         FURTHER RESOLVED, that the President and Executive Vice Presidents of the Corporation, or any of them acting singly, are hereby authorized to seek the consent of the shareholders, by special consent in lieu of a meeting, to the above described amendments to the Articles of Incorporation, and in furtherance thereof to set a record date of April 18, 1989, for determining the shareholders entitled to vote on such issues, filing the form of solicitation of consents with the Securities and Exchange Commission, and doing all other acts which may be necessary or advisable in order to obtain the consent of the shareholders.

         FURTHER RESOLVED, that the date for determination of the consent of the shareholders for the foregoing amendments be and hereby is set as May 19, 1989.

         2. By Notice of Action of Stockholders by Consent in Lieu of Stockholder's Meeting called on May 19, 1989, in accordance with Section 222 of the Delaware General Corporation Law, the stockholders of Storage Technology Corporation adopted the following resolutions by Consent:

RESOLVED, that the Restated Certificate of Incorporation of Storage Technology Corporation be and hereby is amended by deleting the first paragraph of Article V and inserting in lieu thereof the following:

         "The total number of shares of capital stock which the Company shall have authority to issue in Ninety Million (90,000,000) shares, divided into Fifty Million (50,000,000) shares of Common Stock with a par value of ten cents ($.10)

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         per share (hereinafter called "Common Stock"); and Forty Million
         (40,000,000) shares of Preferred Stock, with a par value of one cent ($.01) per share."

FURTHER RESOLVED, that, at the time of filing this amendment with the Secretary of State of the State of Delaware (the "Effective Date") the Common Stock of the Corporation will be reverse split on a one-for-ten basis, and each share of Common Stock authorized immediately prior to this amendment shall be converted into one-tenth of a share of Common Stock. Each holder of Common Stock whose aggregate shares of Common Stock held in one name or account are fewer than ten or not evenly divisible by ten shall receive cash from the Company for the resulting fractional share interest in an amount equal to the average closing sale price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding the Effective Date multiplied by the number of shares of Common Stock held by any holder will be based shares of Common Stock held by any holder will be based on beneficial ownership of such shares where such information can reasonably and practicably be determined.

EXECUTED as of this 22nd day of May, 1989.



                                        STORAGE TECHNOLOGY CORPORATION


                                        By
                                          -------------------------------------
                                          Lowell Thomas Gooch
                                          Executive Vice President of Operations


Attest:


---------------------------------
Kathleen A. Reilly
Assistant Secretary

[SEAL]


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STATE OF COLORADO          )
                           )   ss.
CITY AND COUNTY OF BOULDER )

         Be it remembered that on this _______day of May, 1989, personally came before me, a Notary Public, Lowell Thomas Gooch, Executive Vice President of Operations of Storage Technology Corporation, a Delaware corporation, known to me personally to be such and acknowledged the above Certificate to be his free act and deed and the act and deed of said Company; that the signature of said President is his own proper handwriting; that the seal affixed is the corporate seal of said Company; that the facts stated therein are true; and that his act of executing the said Certificate was duly authorized by the Directors of said Company.

         WITNESS my hand and official seal the day and year aforesaid.

         My commission expires:                               .
                                    --------------------------

                                    -------------------------------------
                                    Notary Public


STATE OF COLORADO          )
                           )   ss.
CITY AND COUNTY OF BOULDER )

         Be it remembered that on this _______day of May, 1989, personally came before me, a Notary Public, Kathleen A. Reilly, Assistant Secretary of Storage Technology Corporation, a Delaware corporation, known to me personally to be such and acknowledged the above Certificate to be his free act and deed and the act and deed of said Company; that the signature of said President is his own proper handwriting; that the seal affixed is the corporate seal of said Company; that the facts stated therein are true; and that his act of executing the said Certificate was duly authorized by the Directors of said Company.

         WITNESS my hand and official seal the day and year aforesaid.

         My commission expires:                               .
                                    --------------------------

                                    -------------------------------------
                                    Notary Public